Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Michael Sorell, M.D.	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX REPORTS THIRD QUARTER RESULTS

Company Provides Update on Research and Clinical Progress

FORT LEE, N.J. (November 15, 2004) - Neurologix Inc., (OTCBB: NRGX), which through its subsidiary, Neurologix Research, Inc. (“NRI”), is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system primarily utilizing gene therapies, today reported financial results for the three and nine months ended September 30, 2004. Highlights of the quarter included:

•	Michael Sorell, M.D. named as CEO and Member of the Board of Directors
•	Completion of reverse stock split
•	Issuance of key U.S. patent for treatment of Parkinson’s disease
•	Positive results in a randomized, blinded Parkinson’s disease primate study
•	Favorable review of the epilepsy clinical trial protocol

The Company incurred a net loss for the three months ended September 30, 2004 of $673,000, or $0.03 per share, compared with a net loss of $804,000, or $0.12 per share in the prior year’s third quarter.

Research and development expenses decreased by $284,000 during the three months ended September 30, 2004 to $271,000 as compared to $555,000 during the same period in 2003. The Company is sponsoring a Phase 1 clinical trial for the treatment of Parkinson’s disease at North Shore University Hospital and Cornell University under which the Company makes payments based upon when the patient treatment commences. During the third quarter of 2004, the Company commenced treatment of only one patient at a cost of $65,000 whereas in the third quarter of 2003, it paid $204,000 to these institutions covering three patients, two of which commenced treatment during such quarter. In addition, research and licensing fees under the Company’s agreements with four universities decreased by $162,000. Other research and development expenses increased by an aggregate of $17,000. Most of the increase in the general and administrative costs was attributable to expenses associated with being a public company, which the Company did not have prior to the closing of the reverse merger on February 10, 2004.

The Company reported a net loss of $2,235,000 or $0.11 per share, for the nine months ended September 30, 2004, compared to a loss of $1,572,000, or $0.23 per share, in the comparable 2003 period.

Research and development expenses increased by $88,000 during the nine months ended September 30, 2004 to $1,038,000 as compared to $950,000 during the same period in 2003. During the nine months ended September 30, 2004, patient and other costs associated with the Company’s sponsored clinical trial and operation of its research lab increased by approximately $277,000. Offsetting this increase was a $178,000 reduction in research and licensing fees under the Company’s agreements with four universities and a reduction in other research and development expenses aggregating $11,000. Most of the increase in the general and administrative costs of $693,000 was attributable to expenses associated with being a public company.

At September 30, 2004, Neurologix had cash and cash equivalents of $3.4 million.

Commenting on the recent research progress, Neurologix’s CEO Michael Sorell, M.D. said, “On October 3, 2004, David Eidelberg, M.D., Director of the Susan and Leonard Feinstein Center for Neurosciences in the Institute for Medical Research at North Shore-Long Island Jewish Health System and Professor of Neurology and Neurosurgery at New York University School of Medicine, presented our positive data at the 18th Annual Symposia on Etiology, Pathogenesis, and Treatment of Parkinson's disease and other Movement Disorders showing that our therapy is well tolerated and effective in a primate model of Parkinson's disease. We also announced the issuance of U.S. Patent Number 6,780,409 entitled “Glutamic acid decarboxylase (GAD) based delivery system” for which we have both co-ownership rights and an exclusive license from Thomas Jefferson University. The patent covers a glutamic acid decarboxylase (GAD)-based delivery system for use in gene therapy of the brain to treat Parkinson’s disease, which is the technology that is being used in our sponsored Phase I trial for Parkinson’s disease, and solidifies our position as the world’s leading innovator in gene therapy of the brain and central nervous system. We are energized by these milestones as we continue with our sponsored landmark Phase I clinical trial. This groundbreaking study was started in August of 2003 and we expect the 12-patient enrollment to be completed by the first half of 2005.”

Dr. Sorell continued, “Our favorable review from the Recombinant DNA Advisory Committee is another very important milestone in meeting our long-term goals. We have worked to incorporate the committee’s suggestions into what will be the world’s first-ever clinical trial in which gene therapy is used to treat epilepsy. We hope to file an Investigational New Drug Application with the U.S. Food and Drug Administration for permission to begin this landmark Phase I study during the first half of 2005.”

About Neurologix
Neurologix, Inc. is a development-stage company, which through its subsidiary, Neurologix Research, Inc., is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system primarily utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease and epilepsy and its core technology, which it refers to as “NLX,” is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.

Cautionary statement regarding forward-looking statements

This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

•

The Company is still in the development stage and has not generated any revenues. From inception through September 30, 2004, it has incurred net losses and negative cash flows from operating activities of $8,072,000 and $7,143,000, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•

If the ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is unsuccessful, future operations and the potential for profitability will be significantly adversely affected and the business may not succeed.

•

Since the Company's existing resources will not be sufficient to enable the Company to obtain the regulatory approvals necessary to commercialize its current or future product candidates, it will need to raise additional funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

•
There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled “Risk Factors” in the Company's 2003 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct.

Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.

(Tables to follow)

NEUROLOGIX, INC. (A Development Stage Company) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Nine Months Ended September 30,		Three Months Ended September 30,		For the period February 12, 1999 (inception) through September 30, 2004
	2004	2003	2004	2003
Operating expenses:
Research and development	$1,038,000	$950,000	$271,000	$555,000	$4,662,000
General and administrative expenses	1,233,000	540,000	432,000	216,000	3,115,000
Loss from operations	(2,271,000)	(1,490,000)	(703,000)	(771,000)	(7,777,000)

Other income (expense):
Dividend, interest income and other income	56,000	13,000	31,000	1,000	97,000
Interest expense-related parties	(20,000)	(95,000)	(1,000)	(34,000)	(392,000)
Other income (expense), net	36,000	(82,000)	30,000	(33,000)	(295,000)
Net loss	$(2,235,000)	$(1,572,000)	$(673,000)	$(804,000)	$(8,072,000)

Basic and diluted net loss per share	$(0.11)	$(0.23)	$(0.03)	$(0.12)

Weighted average common shares outstanding, basic and diluted	20,177,602	6,753,447	22,521,302	6,875,354

NEUROLOGIX, INC. (A Development Stage Company) CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
September 30,
2004
ASSETS	(UNAUDITED)
Current assets:
Cash and cash equivalents	$3,424,000
Prepaid expenses and other current assets	42,000
Total current assets	3,466,000
Equipment, less accumulated depreciation of $150,000	203,000
Intangible assets, less accumulated amortization of $57,000	331,000
Investments in unconsolidated affiliates	8,000
Other assets	4,000
Total Assets	$4,012,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$263,000
Current portion of capital lease obligations	25,000
Total current liabilities	288,000

Capital lease obligations, net of current portion	16,000
Total Liabilities	304,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A - $.06 per share cumulative, convertible 1-for-25 into common stock; $.10 par value; 500,000 shares authorized, 645 shares issued and outstanding with an aggregate liquidation preference of $1 per share	-
Common stock: $.001 par value; 60,000,000 shares authorized, 22,521,404 issued and outstanding at September 30, 2004	22,000
Additional paid-in capital	12,124,000
Unearned compensation	(366,000)
Deficit accumulated during the development stage	(8,072,000)
Total stockholders’ equity	3,708,000
Total Liabilities and Stockholders’ Equity	$4,012,000

# # #